EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is made this 11 day of December 2002, and effective the 1st day of January, 2003 (the "Effective Date"), by and between Sharps Compliance Corp., a Delaware corporation, with principal offices located at 9350 Kirby Drive, Houston, Texas 77054 (hereinafter referred to as "Employer"), and Dr. Burt Kunik, a resident of Harris County, Texas (hereinafter referred to as "Employee").

WITNESSETH:

        WHEREAS, the Employee is currently employed as the Employer's Chairman of the Board, President and Chief Executive Officer;

        WHEREAS, the Employee and Employer, previously entered into an Employment Agreement effective January 1, 2001 and will terminate December 31, 2002; and

        WHEREAS, the Employer is desirous of having the Employee continue as Chairman of the Board, President and Chief Executive Officer of the Employer, and the Employee is desirous of continuing to undertake such responsibilities;

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DUTIES

        1.1    Duties.    During the term of this Agreement, the Employer agrees to continue to employ Employee as Chairman of the Board, President and Chief Executive Officer, and the Employee agrees to serve the Employer in such capacities or in such other capacities (subject to the Employee's termination rights under section 4.2) as the Board of Directors of the Employer may direct, all upon the terms and subject to the conditions set forth in this Agreement.

        1.2    Extent of Duties.    The Employee shall devote substantially all of his business time, energy and skill to the affairs of the Employer as the Employer, acting through its Board of Directors, shall reasonably deem necessary to discharge Employee's duties in such capacities. The Employee shall not engage in any other business activity during the term of this Agreement without prior written consent of the Employer, other than the passive management of Employee's personal investment or activities which would not materially detract from Employee's ability to perform his duties under this Agreement (such as Employee's current positions with other companies and other future positions of a similar nature.)

ARTICLE II
TERM OF EMPLOYMENT

        The term of this AGREEMENT shall commence on the Effective Date and continue for a period of two (2) years. This Agreement is subject to earlier termination as hereinafter provided.

ARTICLE III
COMPENSATION

        3.1    Annual Base Compensation.    As compensation for services rendered under this Agreement, Employee shall be entitled to receive from the Employer an annual base salary (before standard deductions) of $200,000 during the term of this Agreement. Employees' annual base salary shall be subject to review and adjustment by the Compensation Committee of the Employer (the "Compensation Committee") and on an annual basis, provided that any downward adjustment shall be to an amount no less than $200,000 during the term of this Agreement. Employees' annual base salary shall be payable at regular intervals in accordance with the prevailing practice and policy of the Employer. Any unpaid base salary shall accrue.

        3.2    Incentive Bonus.    As additional compensation for services rendered under this Agreement, the Compensation Committee may, in its sole discretion and without any obligation to do so, declare that Employee shall be entitled to an annual incentive bonus (whether payable in cash, stock, stock rights or other property) as the Compensation Committee shall determine. If any such bonus is declared, the bonus shall be payable in accordance with the terms prescribed by the Compensation Committee. Should the Employer change control, the Compensation Committee may consider a bonus to the Employee as part of a severance package.

        3.3    Other Benefits.    Employee shall, in addition to the compensation provided for in Sections 3.1 and 3.2 above, be entitled to the following additional benefits:

          a)    Medical, Health and Disability benefits.    The Employee shall be entitled to receive all of the medical, health and disability benefits that may, from time to time, be provided by the Employer.

          b)    Other Benefits.    The Employee shall be entitled to receive payment by the Employer of a retirement benefit into his Individual Retirement (SEP) account beginning in calendar year 1998 to the maximum allowed by law.

          c)    Vacation Pay.    The Employee shall be entitled to an annual vacation as determined in accordance with the prevailing practice and policy of the Employer, but in no event less than three (3) weeks per calendar year.

          d)    Holidays.    The Employee shall be entitled to holidays in accordance with the prevailing practice and policy of the Employer.

          e)    Reimbursement of Expenses.    The Employer shall reimburse the Employee for all expenses reasonably incurred by the Employee on behalf of the Employer in accordance with the prevailing practice and policy of the Employer.

          f)    Club Membership.    The Employer shall pay in full the monthly dues at the Doctor's Club in Houston, Texas and shall reimburse the Employee for all charges incurred at such club relating to entertainment of business guests on behalf of the Employer. Upon termination of the Agreement under Section 4.1, 4.2 or 4.6 hereof, such club membership shall again transferred to the Employee without further consideration.

          g)    Car Allowance.    The Employer shall provide to the Employee, during the term of this Agreement, at the sole cost of the Employer, an automotive vehicle for the Employee's use that is acceptable to the Employee and reasonable to the Employer, as well as insurance to cover such vehicle at limits and deductions mutually acceptable to the Employee and the Employer.

        3.4    Mandatory Bonus.    Upon [execution][the Effective Date] of this Agreement, Employee shall be entitled to receive Eighty Thousand Dollars ($80,000.00) as a bonus, payable in one lump sum.

        3.5    Grant of Stock Option.    Upon the Effective Date, Employee shall be entitled to receive Two Hundred Fifty Thousand (250,000) Stock Options to be granted in accordance with those terms and conditions determined by the Compensation Committee and in accordance with the Sharps Compliance Corp. 1993 Stock Option Plan.

ARTICLE IV
TERMINATION

        4.1    Termination by the Employer Without Cause.    Subject to the provisions of this Section 4.1, this Agreement may be terminated by the Employer without cause upon 30 days prior written notice thereof given to Employee. In the event of termination pursuant to this Section 4.1, (a) the Employer shall at the election of Employee either (x) continue to pay Employee his then effective base salary under Section 3.1 hereof and all benefits under Sections 3.2 and 3.3 hereof through the expiration of the term of this Agreement or (y) pay Employee, within 15 days of such termination, a lump sum payment equal to (without discounting present value) his then aggregate effective base salary owed under Section 3.1 hereof through the expiration of the term of this Agreement, and (b) any outstanding stock options held by Employee shall become fully vested and exercisable pursuant to an Agreement Regarding Vesting of Stock Options, the form of which is attached hereto as Exhibit A. The Employee must make election under clause (a) above by giving the Employer written notice thereof within 90 days after notice of termination is given pursuant to this section 4.1. If Employee does not make such an election within the 90-day period, he will be deemed to have elected to receive the lump sum payment described in clause (a)(y) above. Payment or performance by the Employer in accordance with this Section shall constitute Employee's full severance pay and the Employer shall have no further obligation to Employee arising out of such termination.

        4.2    Voluntary Termination by Employee for Good Reason.    Employee may at any time voluntarily terminate his employment for "good reason" (as defined below) upon 30 days prior written notice thereof to the Employer. In the event of such voluntary termination for "good reason", (a) the Employer shall at the election of Employee either (x) continue to pay Employee his then effective base salary under Section 3.1 hereof and all benefits under Section 3.2 and 3.3 hereof through the expiration of the term of this Agreement or pay Employee, within 15 days of such termination, a lump sum payment equal to (without discounting to present value) his then effective base salary under Section 3.1 hereof through the expiration of the term of this Agreement, and (b) any outstanding stock options held by Employee shall become fully vested and exercisable pursuant to the Agreement Regarding Vesting of Stock Options, the form of which is attached hereto as Exhibit A.

        Employee must make his election under clause (a) above by giving the Employer written notice thereof within 30 days after notice of termination is given pursuant to this Section 4.1. If Employee does not make such an election within the 30-day period, he will be deemed to have elected to receive the lump sum payment described in clause (a)(y) above.

        For purposes of this Agreement, "good reason" shall mean the occurrence of any of the following events:

          a)    Removal from the offices the Employee holds on the date of this Agreement or a material reduction in Employee's authority or responsibility, including, without limitation, involuntary removal from the Board of Directors, but not including termination of Employee for "cause", as defined below; or

          b)    Relocation of the Employer's headquarters from its current location without the approval of Employee; or

          c)    An involuntary reduction in the Employee's compensation; or

          d)    The Employer otherwise commits a material breach of this Agreement.

        4.3    Termination by the Employer for Cause.    The Employer may terminate this Agreement at any time if such termination is for "cause" (as defined below), by delivering to Employee written notice describing the cause of termination 30 days before the effective date of such termination and by granting Employee at least 30 days to cure the cause. In the event the employment of Employee is terminated for "cause", Employee shall be entitled only to the base salary earned pro rata to the date of such termination with no entitlement to any base salary continuation payments or benefits continuation (except as specifically provided by the terms of an employee benefit plan of the Employer). Except as otherwise provided in this Agreement, the determination of whether Employee shall be terminated for "cause" shall be made by the Board of Directors of the Employer, in reasonable exercise of its business judgment, and shall be limited to the occurrence of the following events:

          a)    Conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal);

          b)    Willful refusal without proper legal cause to perform, or gross negligence in performing, Employee's duties and responsibilities;

          c)    Material breach of fiduciary duty to the Employer through the misappropriation of funds or property of the Employer or its subsidiaries; or

          d)    The unauthorized absence of Employee from work (other than for sick leave or disability) for a period of 30 working days or more during any period of 45 working days during the term of this Agreement.

        4.4    Termination Upon Death or Permanent Disability.    In the event that Employee dies, this Agreement shall terminate upon the Employee's death. Likewise, if the Employee becomes unable to perform the essential functions of the position, with or without reasonable accommodation, on account of illness, disability, or other reason whatsoever for a period of more than six consecutive or nonconsecutive months in any twelve month period, this Agreement shall terminate effective upon such incapacity, and Employee (or his legal representatives/trust) shall be entitled only to the base salary earned pro rata to the date of such termination with no entitlement to any base salary continuation payments or benefits continuation (except as specifically provided by the terms of (i) an employee benefit plan of the Employer or (ii) in connection with any stock options which may be exercised by Employee for 90 days thereafter.)

        4.5    Voluntary Termination by Employee.    Employee may terminate this Agreement at any time upon delivering 30 days written notice of resignation to the Employer. In the event of such voluntary termination other than for "good reason" (as defined above), Employee shall be entitled to his base salary earned pro rata to the date of his resignation, but no base salary continuation payments or benefits continuation (except as specifically provided by the terms of (i) an employee benefit plan of the Employer or (ii) in connection with any stock options which may be exercised by Employee for 90 days thereafter). On or after the date the Employer receives notice of Employee's resignation, the Employer may, at its option, pay Employee his base salary through the effective date of his resignation and terminate his employment immediately.

        4.6    Termination following Change of Control.

          a)    Notwithstanding anything to the contrary herein, should Employee at any time within 12 months of the occurrence of a "change of control" (as defined below) cease to be an employee of the Employer (or its successor), by reason of (i) termination by the Employer (or its successor) other than for "cause" (following a change of control, "cause" shall be limited to the conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal), or a material breach of fiduciary duty to the Employer through the misappropriation of funds or property of the Employer or its subsidiaries, or (ii) voluntary termination by Employee for "good reason upon change of control" (as defined below), then in any such event,

            (1)  If the Employer is merged or acquires a Employer in a field outside of the current product alignment, the Employer and Employee could consider the assignment of existing product lines and technology to Employee or Employee's assignee as part of or in lieu of the value of the settlement severance pay highlighted above;

            (2)  The Employer shall at the election of Employee either continue to pay Employee his then effective base salary under Section 3.1 hereof and all benefits under Sections 3.2 and 3.3 hereof through the expiration of the term of this Agreement or pay the Employee, within 45 days of the severance of employment described in this Section 4.6, a lump sum payment equal to (without discounting present value) his then effective base salary under Section 3.1 and 3.2 hereof and all benefits under Section 3.3 hereof through the expiration of the term of this Agreement;

            (3)  the Employer shall provide the continued benefit coverage described in Section 4.1 in the event of the Employee's termination by the Employer without cause; and

            (4)  Certain outstanding stock options held by Employee, if any, shall become fully vested and exercisable pursuant to the Agreement Regarding Vesting of Stock Options, the form of which is attached hereto as Exhibit A.

          b)    If, an election is made by Employee under paragraph (a) above, Employee shall be entitled to an additional payment, to the extent all payments to Employee (whether pursuant to the Agreement or any other agreement whatsoever) in connection with a change of control as defined in Section 4.6 do not exceed, in the aggregate, the maximum amount that could be paid to Employee, without triggering an excess parachute payment under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and the resulting excise tax under Section 4999 of the Code, including any tax liability which may accrue to Employee in connection with the Employer's payment of the excise tax (referred to herein as the "maximum payment amount"), equal to an amount which, when added to the amounts payable to the Employee under paragraph (a) equals the maximum payment outs; it being the 4express intention of the parties that the Employee in all cases (whether through this Agreement or any other agreement whatsoever) receive the maximum payment amount in connection with a change in control without creating an excess parachute payment. If such a payment is required under this paragraph (b) in addition to the amounts set forth in paragraph (a) above, it shall be paid at the time and in the manner elected by the Employee under paragraph (a)(1). Employee must make his election under paragraph (a)(1) by giving the Employer written notice thereof within 30 days after the severance of employment described in this Section 4.6. If Employee does not make such an election within the 30-day period, he will be deemed to have elected to receive the lump sum payment described in paragraph (a)(l)(y) above.

          c)    In determining the amount to be paid to Employee under this Section 4.6, as well as the limitation determined under Section 280G of the Code (i) no portion of the total payments which Employee has waived in writing prior to the date of the payment of benefits under this Agreement will be taken into account, (ii) no portion of the total payments which nationally recognized tax counsel (whether through consultation or retention of any actuary consultant or other expert), selected by the Employer's independent auditors and acceptable to Employee, (referred to herein as "Tax Counsel") determines not to constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code will be taken into account, (iii) no portion of the total payments which Tax Counsel determines to be reasonable compensation for services rendered within the meaning of Section 280G(b)(4) of the Code will be taken into account, and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the total payments will be determined by the Employer's independent auditors in accordance with Sections 280G(d)(3) and (iv) of the Code.

          d)    As used in this Section, voluntary termination by Employee "for good reason upon change of control" shall mean (i) removal of Employee from the offices Employee holds on the date of this Agreement, (ii) a material reduction in Employee's authority or responsibility, including, without limitation, involuntary removal from the Board of Directors, (iii) relocation of the Employer's headquarters from its then current location, (iv) a involuntary reduction in

  Employee compensation without the approval of Employee, or (v) the Employer otherwise commits a breach of this Agreement.

          e)    As used in this Agreement, a "change of control" shall be deemed to have occurred if (i) any "Person" (as such term is used in Sections 12(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes a "beneficial owner" (as defined in Rule 12d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing more than 30% of the combined voting power of the Employer's then outstanding securities, or (ii) at any time during the 24 month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Employer's Board of Directors shall cease to consist of "continuing directors" (meaning directors of the Employer who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Employer's stockholders, was approved by a vote of a least two-thirds of the directors then still in office who were directors prior to such transaction), or (iii) the stockholders of the Employer approve a merger or consolidation of the Employer with any other corporation, other than a merger or consolidation that would result in the voting securities of the Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Employer or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Employer approve a plan for complete liquidation of the Employer or an agreement of sale or disposition by the Employer of all or substantially all of the Employer's assets.

        4.7    Exclusivity of Termination Provisions.    The termination provisions of this Agreement regarding the parties' respective obligations in the event Employee's employment is terminated, are intended to be exclusive and in lieu of any other rights or remedies to which Employee or the Employer may otherwise be entitle by law, in equity or otherwise. It is also agreed that, although the personnel policies and fringe benefit programs of the Employer may be unilaterally modified from time to time, the termination provisions of the Agreement are not subject to modification, whether orally, implied or in writing, unless any such modification is mutually agreed upon and signed by the parties.

ARTICLE V
CONFIDENTIAL INFORMATION AND NONCOMPETITION

        5.1    Nondisclosure.    During the term of Agreement and thereafter, Employee shall not, without the prior written consent of the Board of Directors, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Employer) confidential information or proprietary data of the Employer (or any of its subsidiaries), except as required by applicable law or legal process, provided, however, that confidential information shall not include any information known generally to the public or ascertainable from public or published information (other than as a result of unauthorized disclosure by Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Employer (or any of its subsidiaries).

        5.2    Noncompetition.    The Employer and Employee agree that the services rendered by Employee hereunder are unique and irreplaceable. Employee hereby agrees that, during the term of this Agreement and for a period of six (6) months thereafter, he shall not (except in the course of his employment under this Agreement and in furtherance of the business of the Employer or any of its subsidiaries), (i) engage in as principal, consultant or employee in any segment of a business of a Employer, partnership or firm ("Business Segment") that is directly competitive with any significant business of the Employer in one of its major commercial or geographic markets or (ii) hold an interest (except as a holder of less than 5% interest in a publicly traded firm or mutual funds, or as a minority stockholder or unitholder in a form not publicly traded) in a company, partnership or firm with a Business Segment that is directly competitive, without the prior written consent of the Employer.

        5.3    Validity of Noncompetition.    The foregoing provisions of Section 5.2 shall not be held invalid because of the scope of the territory covered, the actions restricted thereby, or the period of time such covenant is operative. Any judgment of a court of competent jurisdiction may define the maximum territory, the actions subject to and restricted by Section 5.2 and the period of time during which such agreement is enforceable.

        5.4    Noncompetition Covenants Independent.    The covenants of the Employee contained in Section 5.2 will be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action by the Employee against the Employer will not constitute a defense to the enforcement by the Employer of said covenants. The Employee understands that the covenants contained in Section 5.2 are essential elements of the transaction contemplated by this Agreement and, but for the agreement of the Employee to Section 5.2, the Employer would not have agreed to enter into such transaction. The Employee has been advised to consult with counsel in order to be informed in all respects concerning the reasonableness and propriety of Section 5.2 and its provisions with specific regard to the nature of the business conducted by the Employer and the Employee acknowledges that Section 5.2 and its provisions are reasonable in all respects.

        5.5    Confidential and Proprietary Information.    Confidential and Proprietary Information shall include, without limitation, matters of a technical nature, such as know-how, formula, computer programs, software and documentation, secret processes or machines, inventions, research projects, plans for further development and matters of a business nature, such as information about costs, profits, markets, sales lists of customers, and business data regarding customers, salaries and other personnel data, and any other information of a similar nature to the extent not available to the public.

        The Employee shall promptly disclose to the Employer or its designee any and all ideas, inventions, improvements, discoveries, developments, innovations, or works of authorship (hereinafter referred to as the "Inventions"), whether patentable or unpatentable, copyrightable or uncopyrightable, made, created, developed, discovered, worked on or conceived by the Employee, either solely or jointly with others, whether or not reduced to drawings, written description, documentation, models or other intangible form, during the Employment Period and for a period of six (6) months thereafter that relate to, or arise out of, any developments, services research or products of, or pertain to the business of, the Employer.

        5.6    Remedies.    In the event of a breach or threatened breach by the Employee of Section 5.2 or its provisions, the Employer shall be entitled to a temporary restraining order and an injunction restraining the Employee from the commission of such breach. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages.

ARTICLE VI
ARBITRATION

        Any controversy of any nature whatsoever, including but not limited to tort claims or contract disputes, between the parties to this Agreement or between the Employee, his heirs, executors, administrators, legal representatives, successors, and assigns and the Employer and its affiliates, arising out of or related to the Employee's employment with the Employer; any resignation from or termination of such employment and/or the terms and conditions of this Agreement, including the implementation, applicability and interpretation thereof, shall, upon the written request of one party served upon the other, be submitted to and settled by arbitration in accordance with the provision of the Federal Arbitration Act, 9 U.S.C. §§1-15, as amended. Each of the parties to this Agreement shall appoint one person as an arbitrator to hear and determine such disputes, and if they should be unable to agree, then the two arbitrators shall chose a third arbitrator from a panel made up of experienced arbitrators selected pursuant to the procedures of the American Arbitration Association (the "AAA") and, once chosen, the third arbitrator's decision shall be final, binding and conclusive upon the parties to this Agreement. Each party shall be responsible for the fees and expenses of its arbitrator and the fees and expenses of the third arbitrator shall be shared equally by the parties. The terms or the Commercial arbitration rules of AAA shall apply except to the extent they conflict with the provisions of this paragraph. It is further agreed than any of the parties hereto may petition the United States District Court for the Southern District of Texas, Houston Division, for a judgment to be entered upon any award entered through such arbitration proceedings.

ARTICLE VII
MISCELLANEOUS

        7.1    Complete Agreement.    This Agreement constitutes the entire agreement between the parties and cancels and supersedes all other agreements between the parties, which may have related to the subject matter contained in this Agreement.

        7.2    Modification; Amendment; Waiver.    No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

        7.3    Governing Law; Jurisdiction.    This Agreement and performance under it, and all proceedings that may ensue from its breach, shall be construed in accordance with and under the laws of the State of Texas.

        7.4    Employee's Representation.    Employee represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants of it. Employee represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity.

        7.5    Employer's Representation.    Employer represents and warrants that it is free to enter into this Agreement and to perform each of the terms and covenants of it. Employer represents and warrants that it is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that its execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity. The Employer represents and warrants that this Agreement is a legal, valid and binding agreement of the Employer, enforceable in accordance with its terms.

        7.6    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        7.7    Assignment.    The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs, provided, however, that neither the Employer nor Employee assign any duties under this Agreement without the prior written consent of the other.

        7.8    Limitation.    This Agreement shall not confer any right or impose any obligation on the Employer to continue the employment of Employee in any capacity, or limit the right of the Employer or Employee to terminate Employee's employment as provided herein.

        7.9    Attorney's Fee and Costs.    If any action at law or in equity is brought to enforce or interpret the terms of this Agreement or any obligation owing thereunder, venue will be in Harris County, Texas and the prevailing party shall be entitled to reasonable attorney's fees and all costs and expenses of the suit, including, without limitation, expert and accountant fees, and such other relief which a court of competent jurisdiction may deem appropriate.

        7.10    Notices.    All notices and other communications under this Agreement shall be in writing and shall be given in person or by either personal delivery, overnight delivery, or first class mail. certified or registered with return receipt requested, with postal or delivery charges prepaid, and shall be deemed to have been duly given when delivered personally, or three days after mailing first class, certified or registered with return receipt requested, to the respective persons named below:

If to the Employer:	Corporate Secretary Sharps Compliance Corp. 9350 Kirby Drive Houston, Texas 77054
If to the Employee:	Dr. Burt Kunik 5314 Val Verde Houston, Texas 77056

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year indicated above.

APPROVED:
COMPANY: SHARPS COMPLIANCE CORP.
By:	/s/ PHILIP C. ZERRILLO
Name:	Philip C. Zerrillo
Title:	Chairman, Compensation Committee of the Board of Directors
EMPLOYEE:
/s/ BURT KUNIK Dr. Burt Kunik

EXHIBIT A

FORM OF
AGREEMENT REGARDING VESTING TO STOCK OPTIONS

        This Agreement is entered into on this 11 day of December, 2002, to be effective January 1, 2003, between Dr. Burt Kunik (Employee) and Sharps Compliance Corp., a Delaware corporation (the Employer).

        WHEREAS, Employee has been granted and may hereafter be granted options under the Sharps Compliance Corp. 1993 Stock Option Plan (as amended from time to time, the Option Plan) to acquire shares of common stock, $.01 par value, of the Employer;

        WHEREAS, the Employer and Employee have entered into an Employment Agreement dated effective January 1, 2003 (the Employment Agreement);

        WHEREAS, as contemplated in the Employment Agreement, the parties desire that options granted to Employee under the Option Plan become fully exercisable by Employee upon termination of the Employment Agreement under certain circumstances;

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, notwithstanding any provisions to the contrary contained in resolutions granting or agreements governing options heretofore or hereafter grantee to Employee under the Option Plan ("Options"), without cause, (b) by Employee under 4.2 thereof with "good reason" (as defined therein), then, in any such event, immediately prior to the effective date of such termination (even though salary payments and benefits may continue if Employee makes certain elections), all Options which have not lapsed shall become fully vested and exercisable (if not already vested and exercisable) by Employee for a period of three months thereafter (as contemplated in Section 14 of the Option Plan). Further, for the purposes of applying the provisions of Section 13 of the Plan respecting the termination of Options, the Employer hereby consents to any termination by Employee under Section 4.2 of the Employment Agreement with "good reason" (as defined therein).

        IN WITNESS WHERE OF, the parties have executed this Agreement effective as of the day and year indicated above.

APPROVED:
COMPANY: SHARPS COMPLIANCE CORP.
By:	/s/ PHILIP C. ZERRILLO
Name:	Philip C. Zerrillo
Title:	Chairman, Compensation Committee of the Board of Directors
EMPLOYEE:
/s/ BURT KUNIK Dr. Burt Kunik